EXHIBIT 10.8

Exhibit 10.8

Third Federal Savings and Loan Association, MHC

Board of Directors Meeting

August 22, 2002

SUPPLEMENTAL LIFE INSURANCE BENEFITS

FOR KEY ASSOCIATES

Upon motion made by Director Pender and seconded by Director Stefanik the following resolution was unanimously adopted:

WHEREAS, the Board of Directors (“Board”) recognizes the contributions provided by members of the senior management team that promotes the growth of Third Federal Savings and Loan Association (“Association”); and

WHEREAS, the Board will periodically review the option to offer additional benefits to key associates to reward and continue to remain competitive in preserving the services provided by these individuals; and

WHEREAS, it is recommended that the Association provide supplemental life insurance benefits to key associates above and beyond the Group Life Insurance Plan as noted in Exhibit “T”; and

WHEREAS, the Association has purchased a Bank Owned Life Insurance Policy (“BOLI”) which can fund this type of benefit. The policy is owned by the Association and will assign the death benefit to the beneficiary(ies) as designated by the executive; and

WHEREAS, the cost of the insurance will be included in the executive’s annual reported compensation as additional compensation. Now, therefore,

BE IT RESOLVED, that the Board of Directors unanimously approves the supplemental life insurance coverage for the key associates as outlined in Exhibit “T”; and

FURTHER BE IT RESOLVED, that the implementation of this coverage will be put in force at the direction of Daniel F. Weir, Vice President, and that Exhibit “T” and documentation will be held in the custody of Jodi Hajduk.

EXHIBIT

BOARD OF DIRECTORS MEETING HELD ON AUG 22 2002

Third Federal Savings and Loan Association (“Association”)

Supplemental Executive Split Dollar Life Insurance

BOLI Program Segment

Selected C-Class members will have a supplemental life insurance benefit funded through the BOLI program. This benefit is being provided to assist selected executives in securing appropriate levels of life insurance in order to mitigate the effects of lost compensation to their families. The insurance cost will be allocated to the division(s) for which the particular executive provides services. The insurance cost will be determined using only the mortality and expenses charges (M&E), the cost of insurance charges (COI), and policy or administrative charges. No charges will be allocated for investment management or any other charges associated with the underlying asset value of the BOLI program.

The Association will own the policies and will assign the death benefit to the beneficiary(ies) as designated by the executive. The cost of the insurance as determined above will be included in the executive’s annual reported compensation as additional compensation. Neither the executive nor his /her designated beneficiary (ies) will have any right to the underlying asset value associated with the policies.

The supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation as of the date of issuance of the life insurance policy as stated below:

Annual Compensation Range	Life Insurance Death Benefits
$0 - $500,000	$2,000,000
$500,001 - $1,000,000	$4,000,000
$1,000,000 -$1,500,000	$6,000,000
$1,500,000 +	$10,000,000

The following supplemental life insurance death benefits are to be allocated to the C-Class executives as follows:

Social Security Number	Name	Supplemental Life Insurance
[Information Removed]	Mark S. Allio	$4,000,000
[Information Removed]	Ralph M. Betters	$2,000,000
[Information Removed]	David S. Huffman	$2,000,000
[Information Removed]	Marianne V. Piterans	$2,000,000
[Information Removed]	John P. Ringenbach	$4,000,000
[Information Removed]	Marc A. Stefanski	$6,000,000
[Information Removed]	Daniel F. Weir	$4,000,000

Third Federal Savings and Loan Association: Imputed Income

				12/31/05	Total Endorsed		Imputed Income
Name	SSN	Sex	DOB	Age	Amount		2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Rigenbach, John	[Information Removed]	M	08/15/49	56	4,000,000		6,341	6,833	7,462	8,179	9,050	10,068	11,232	12,597	14,170	15,771	17,683	19,777	22,088	24,568	26,954	29,651
Weir, Dan	[Information Removed]	M	01/15/51	55	4,000,000	*	5,999	4,611	4,969	5,414	5,911	6,514	7,222	8,022	8,987	10,102	11,237	12,593	14,073	15,720	17,458	19,152
Betters, Ralph	[Information Removed]	M	08/21/51	54	2,000,000		2,626	2,791	2,961	3,197	3,482	3,807	4,190	4,636	5,136	5,725	6,398	7,083	7,907	8,813	9,848	10,896
Huffman, Dave	[Information Removed]	M	06/25/52	54	2,000,000		2,626	2,791	2,961	3,197	3,482	3,807	4,190	4,636	5,136	5,725	6,398	7,083	7,907	8,813	9,848	10,896
Piterans, Marianne	[Information Removed]	F	03/25/54	52	2,000,000		2,469	2,635	2,789	2,961	3,131	3,369	3,667	4,012	4,425	4,913	5,471	6,123	6,870	7,631	8,552	9,558
Stefanski, Marc	[Information Removed]	M	04/23/54	52	4,675,000		5,658	6,028	6,389	6,791	7,190	7,756	8,468	9,280	10,255	11,387	12,674	14,186	15,924	17,694	19,804	22,120

*	Endorsed amount reduced from $4.0 million in 2005 to $3.0 million in 2006+.

Supplemental Executive Life Insurance Benefits under

Third Federal Savings and Loan Association Bank

Owned Life Insurance Program

Acknowledgement Form Addendum

I,                                     , am currently insured and have named a beneficiary for life insurance benefits at my death in the amount of $                    , as granted under the Third Federal Savings and Loan Association Bank Owned Life Insurance Program. I understand that I am not entitled to any net cash surrender values accumulated within the policy(ies) for which I am the named insured.

I also understand this benefit provided to me is based on the approval by the Board of Directors as noted in the attached resolution dated August 22, 2002. The resolution indicates the intent is to provide these benefits as a key associate of Third Federal Savings and Loan Association. This benefit will continue as long as I remain employed by the Association. I understand this benefit is not portable and will cease upon my resignation of employment.

Signature

Supplemental Executive Life Insurance Benefits under

Third Federal Savings and Loan Association Bank

Owned Life Insurance Program

Acknowledgement Form

I,                                     , am currently insured and have named a beneficiary for life insurance benefits at my death in the amount of                         , as granted under the Third Federal Savings and Loan Association Bank Owned Life Insurance Program. I understand that I am not entitled to any net cash surrender values accumulated within the policy for which I am the named insured.

I have received and read Ohio Revised Code §3956.04, Life and Health Insurance Guaranty Association: Covered persons; policies and contracts; liability of Association. I understand that if the insurer of the policies on my life becomes insolvent, the benefit for which the insurer would be liable for shall not exceed the lesser of either of the following: the contractual obligations for which the insurer is liable for if it were not an insolvent insurer or three hundred thousand dollars in life insurance death benefits, but not more than one hundred thousand dollars in net cash surrender and net cash withdrawal values for life insurance.

Signature

_________________
Date

Third Federal Savings & Loan Association’s Supplemental Executive Split Dollar Life

Insurance Program

Benefit Acknowledgement

I,                                     , hereby acknowledge the following benefit:

Third Federal Savings Loan & Association (“Association”) has granted you a supplemental life insurance benefit in the amount of                             . The Association will own the policy and will assign the death benefit to your designated beneficiary (ies). Neither you nor your designated beneficiary (ies) will have any right to the underlying asset value associated with the policies.

The cost is determined under Internal Revenue Regulation 1.61-22(d)(2). “The cost of the current life insurance protection provided to the non-owner in any year equals the amount of the current life insurance protection provided to the non-owner multiplied by the life insurance premium factor designated or permitted in guidance.” The cost of the insurance will be included in your form W-2 as additional compensation. The initial cost of your benefit is                                      and will be included in your annual income. Thus, your cost is the tax on the imputed income. The annual cost will be adjusted as determined under the Internal Revenue Regulation reference above.

DATED this              day of                         , 2002.

Third Federal Savings & Loan Association’s Supplemental Executive Split Dollar Life

Insurance Program

Beneficiary Designation

I, Daniel F. Weir, direct that all amounts payable at my death under the terms of the Third Federal Savings & Loan Association’s Supplemental Executive Split Dollar Life Insurance Program be paid as provided below. As used below “survive me” means “survive me by more than 30 days.” (Fill in the blank(s) of only one of the following.)

1.	To __________________________, if such person survives me, otherwise in equal shares to my children who survive me; but if any child of mine does not survive me and leaves a child or children, then such child’s share equally to his or her children, who survive me. At this time, my children are ________________________________________________________________.

2.	To my children who survive me in equal shares but if any child of mine does not survive me and leaves a child or children, then such child’s share equally to his or her children who survive me. At this time, my children are ___________________________ _______________________________________.

3.	To __________________________, trustee (or any successor trustee) of a trust agreement of which I am the grantor dated ________________________.

4.	To ____________________________________________________________________________________________________
_______________________________________________________________________________________________________
_______________________________________________________________________________________________________
_______________________________________________________________________________________________________.

DATED this              day of                       , 2002.